EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Unitholders of Valero Energy Partners LP and
the Board of Directors of Valero Energy Partners GP LLC
We consent to the incorporation by reference in the Registration Statement (No.333-193348) on Form S-8 of Valero Energy Partners LP of our report dated March 5, 2015, with respect to the combined sheets of the Houston and St. Charles Terminal Services Business as of December 31, 2014 and 2013, and the related combined statements of operations, changes in net investment, and cash flows for the years then ended, which report appears in the Form 8‑K of Valero Energy Partners LP dated March 5, 2015.
/s/ KPMG LLP

San Antonio, Texas
March 5, 2015